                                                                    EXHIBIT 3.6

                 SECOND AMENDED AND RESTATED OPERATING AGREEMENT

                                       OF

                              SUGAR CAMP COAL, LLC

                                 TO BE KNOWN AS

                               ARCLAR COMPANY, LLC

                                      AS OF

                                JANUARY 1, 2002

                                      DATED

                                DECEMBER 28, 2001

                                TABLE OF CONTENTS

SECTION                                                                                         PAGE
1. Formation.................................................................................    -2-
         1.1 Formation.......................................................................    -2-

2. Name and Office...........................................................................    -2-
         2.1 Name and Insignia...............................................................    -2-
         2.2 Principal Office                                                                    -2-

3. Purposes; Non-Competition; Term...........................................................    -2-
         3.1 Purposes........................................................................    -3-
         3.2 Other Activities; Non-Competition...............................................    -3-
         3.3 Term                                                                                -5-
         3.4 Property of Ownership...........................................................    -5-

4. Capital Contributions.....................................................................    -5-
         4.1 Class A Capital Accounts........................................................    -5-
         4.2 Class B Capital Account.........................................................    -6-
         4.3 No Liability of Members.........................................................    -6-
         4.4 No Interest on Capital Contributions............................................    -6-
         4.5 No Withdrawal of Capital........................................................    -6-
         4.6 Capital Accounts................................................................    -6-

5. Accounting................................................................................    -7-
         5.1 Books and Records...............................................................    -7-
         5.2 Fiscal Year.....................................................................    -7-
         5.3 Reports.........................................................................    -7-
         5.4 Budget and Business Plan........................................................    -7-
         5.5 Tax Returns.....................................................................    -8-
         5.6 Member's Request for Additional Information.....................................    -8-
         5.7 Tax Matters Partner.............................................................    -8-
         5.8 Revaluation of Company Property.................................................    -9-

6. Bank Accounts and Excess Funds............................................................    -9-
         6.1 Bank Accounts..................................................................     -9-
         6.2 Investment of Excess Funds......................................................    -9-

7. Allocation of Net Income and loss.........................................................    -9-
         7.1 Net Income and Net Loss.........................................................    -9-
         7.2 Allocation for Financial Reporting Purposes.....................................   -12-

                                TABLE OF CONTENTS

SECTION                                                                                         PAGE
         7.3 Allocation of Excess Nonrecourse Liabilities....................................   -12-
         7.4 Allocations in Event of Transfer................................................   -12-

8. Distributive Shares.......................................................................   -12-
         8.1 Distributive Shares.............................................................   -12-
         8.2 Elections.......................................................................   -12-
         8.3 Partnership Treatment...........................................................   -13-

9. Distributions.............................................................................   -13-
         9.1 Net Cash Flow...................................................................   -13-
         9.2 Distribution of Net Cash Flow...................................................   -13-
         9.3 Property Distributions..........................................................   -14-

10.  Company Management......................................................................   -14-
         10.1 Membership Committee...........................................................   -14-
         10.2 Service Agreements.............................................................   -15-
         10.3 Related Parry Transactions.....................................................   -15-
         10.4 Acts by Members................................................................   -15-

11.  Officers................................................................................   -15-
         11.1 Required Officers..............................................................   -15-
         11.2 Duties of Officers.............................................................   -16-
         11.3 Appointment and Term of Office.................................................   -16-
         11.4 Resignation and Removal of Officers............................................   -16-
         11.5 Contract Rights of Officers....................................................   -16-
         11.6 Chief Executive Officer........................................................   -16-
         11.7 President......................................................................   -16-
         11.8 Vice-President.................................................................   -17-
         11.9 Treasurer......................................................................   -17-
         11.10 Secretary.....................................................................   -17-
         11.11 Assistant Treasurers and Assistant Secretaries................................   -17-
         11.12 Compensation..................................................................   -18-

12. Standard of Care of Officers; Indemnification............................................   -18-
         12.1 Standard of Care...............................................................   -18-
         12.2 Indemnification................................................................   -18-

13. dissolution and termination of class b membership........................................   -19-
         13.1 Dissolution....................................................................   -19-

                                TABLE OF CONTENTS

SECTION                                                                                         PAGE
         13.2 Liquidation and Winding Up Upon Dissolution....................................   -20-
         13.3 Distributions Upon Liquidation.................................................   -20-
         13.4 No Negative Capital Account Make-Up Required...................................   -20-

14. Assignment...............................................................................   -21-
         14.1 Assignment of Member's Interest................................................   -21-
         14.2 [RESERVED].....................................................................   -21-
         14.3 [RESERVED].....................................................................   -21-
         14.4 Substitute Members.............................................................   -21-
         14.5 Additional Members.............................................................   -21-
         14.6 Thomas W. Franks Secrecy and Noncompetition....................................   -22-

15. Relationship with Company................................................................   -22-
         15.1 Promotion of Company...........................................................   -22-
         15.2 Information....................................................................   -22-
         15.3 Confidentiality................................................................   -23-

16. Governing Law............................................................................   -23-

17. Arbitration..............................................................................   -23-

18. Notices..................................................................................   -24-
         18.1 Addresses......................................................................   -24-
         18.2 Effective Dale.................................................................   -24-

19. Miscellaneous............................................................................   -24-
         19.1 Binding on Successors..........................................................   -24-
         19.2 Amendments.....................................................................   -25-
         19.3 Waiver and Consent.............................................................   -25-
         19.4 Waiver and Dissolution Under the Act...........................................   -25-
         19.5 Relationship of the Members....................................................   -25-
         19.6 Further Assurances.............................................................   -25-
         19.7 Severability...................................................................   -25-
         19.8 Agreement in Counterparts......................................................   -25-
         19.9 Entire Agreement...............................................................   -25-
         19.10 No Third Party Beneficiary....................................................   -25-
         19.11 Captions; Section References..................................................   -26-

                            GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                                        SECTION
Act.............................................................................         1.1
Adjusted Class B Capital Account Balance........................................         9.2
Affiliate.......................................................................       3.2(e)
Agreement.......................................................................    Preamble
Arclar..........................................................................     Recital
Black Beauty....................................................................    Preamble
Capital Account.................................................................       4.1(b)
Class A Member..................................................................           1
Class A Membership..............................................................           1
Class A Percentage Interest.....................................................    7.1(a)(2)
Class B Capital Account.........................................................         4.6
Class B Membership..............................................................           I
Class B Merger..................................................................           I
Class B Priority Distribution...................................................       9.2(a)
Class B Priority Distribution Amounts...........................................         9.2
Class B Residual Distributions..................................................       9.2(c)
Code............................................................................      4.1 (b)
Company.........................................................................     Recital
Contributed Assets..............................................................      7.1 (g)
Fiscal Year.....................................................................         5.2
Franks Controlling Member.......................................................      14.6(a)
Franks..........................................................................    Preamble
Illinois........................................................................     Recital
Liquidators.....................................................................     13.2 (a)
Member..........................................................................    Preamble
Members.........................................................................    Preamble
Membership Committee............................................................      10.1(a)
Membership Interest.............................................................      4.l (b)
Neco............................................................................     Recital
Net Cash Flow...................................................................         9.1
Operating Agreement.............................................................     Recital
Percentage Interest.............................................................       7.1(a)
Project Area....................................................................         3.1
Restricted Period...............................................................     14.6 (a)
Tax Matters Partner.............................................................         5.7
SCC.............................................................................     Recital

                           SECOND AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                            SUGAR CAMP COAL, L.L.C.

         THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement") is made and entered into as of the 28th day of December, 2001, by and among (i) BLACK BEAUTY COAL COMPANY, an Indiana partnership, with its principal office at 414 South Fares Avenue, Evansville, Indiana, 47714 ("Black Beauty"), as a Class A Member, and (ii) FRANKS ENERGY, L.L.C., an Illinois limited liability company, with its principal office at 29 W. Raymond Street, Harrisburg, Illinois, 62946 ("Franks") as a Class A Member and a Class B Member. The parties hereto are hereinafter collectively referred to as the "Members" and each individually as a "Member". For purposes of this Agreement, the term "Member" shall include any party then acting in such capacity in accordance with the terms of this Agreement.

         RECITALS:

         A. Black Beauty and SCC Holding, LLC, an Indiana limited liability company ("SCC"), entered into an Operating Agreement dated as of October 31, 1997, as subsequently amended and restated on March 23, 2000 and thereafter amended by a First Amendment to Amended and Restated Operating Agreement ("Operating Agreement") with respect to the formation of an Indiana limited liability company known as Sugar Camp Coal, LLC (the "'Company").

         B. SCC was subsequently liquidated and Black Beauty and Neco Land Co., an Illinois corporation ("Neco"), as the members of SCC, were assigned SCC's interest in the Company.

         C. On March 23, 2000, Franks contributed to the Company his interest in Arclar Company, L.L.C. ("Arclar") and was admitted as a Member of the Company and Neco's interest in the Company was subsequently redeemed.

         D. On the date hereof, the parties have agreed to contribute additional capital to the Company and have created a new class of membership having the rights and obligations set forth herein.

         E. Effective January 1, 2002, Arclar and Black Beauty Illinois, L.L.C. will merge into the Company, and the Company will change its name to Arclar Company, LLC.

         F. The parties desire to amend and restate the Operating Agreement in its entirety.

         AGREEMENT:

         Now, THEREFORE, the parties hereby agree as follows:

         I. RECLASSIFICATION OF CAPITAL AND MEMBERSHIP. The Capital Account balances and Interests pre-existing as of the date hereof shall be designated as "Class A Capital Account" balances and "Class A Percentage Interests," as more particularly set forth herein, and shall be held in connection with membership rights designated as "Class A Membership." Black Beauty shall be a Class A Member holding a 75% Class A Percentage Interest and Franks shall be a Class A Member holding a 25% Class A Percentage Interest. The Company hereby creates a new class of membership, designated as "Class B Membership," having the rights and obligations set forth herein. Franks shall be the sole Class B Member, holding all rights and obligations related thereto.

         II. AMENDED AND RESTATED AGREEMENT. The Operating Agreement is hereby amended and restated in its entirety to read as follows:

         1.FORMATION.

                  1.1 FORMATION. The Members have formed the Company under the Indiana Business Flexibility Act ("Act") for the purposes and term set out in this Agreement. To effect the formation of the Company, the Members have executed and duly recorded Articles of Organization.

         2.NAME AND OFFICE.

                  2.1 NAME AND INSIGNIA. The Company will do business under the name "Sugar Camp Coal, LLC" through December 31, 2001, Effective January 1, 2002, the Company will do business under the name Arclar Company, LLC." The Members shall execute and file such documents as shall be required under the laws of each state in which the Company is required or desires to be qualified to do business.

                  2.2 PRINCIPAL OFFICE. The principal office of the Company shall initially be at 29 W. Raymond Street, Harrisburg, Illinois 62946. The principal office may hereafter from time to time be moved to such other place as may be designated by the Membership Committee (which Committee is described in Section 10.1). The books and records of the Company shall be maintained at the Company's principal place of business, or such other location as determined by the Membership Committee. The Company shall designate an agent for service of process in Indiana in accordance with the provisions of the Act.

         3. PURPOSES; NON-COMPETITION; TERM.

                  3.1 PURPOSES. The Company is formed to conduct coal mining, processing, marketing and shipping businesses and shall limit its coal mining, reserve holdings and all other physical operations (other than office operations) solely to (i) Gallatin, Saline, Williamson and Hardin Counties in Illinois, (ii) Union and Webster in Kentucky, and (iii) any other areas in which the Members unanimously agree to conduct mining operations (the areas referred to in (i) through (iii) above are hereinafter referred to as the "Project Area"). The purposes of the Company are limited to the following coal-related purposes:

                           (a) The acquisition of coal reserves in the Project
Area;

                           (b) The development and conduct of underground
mining, processing and shipping operations relative to the acquired coal reserves, either directly with employees of the Company or through contract miners;

                           (c) The permitting and bonding (either directly or
through one of its Members) of all coal mining, processing and shipping operations on or relating to the acquired coal reserves and the completion of reclamation obligations relative to the coal mining, processing or shipping operations conducted on or relating to the acquired coal reserves;

                           (d) The purchasing, selling, brokering, processing
and/or shipping of coal from whatever source in the Project Area;

                           (e) The acquisition of existing businesses, operating
solely in the Project Area, relating to the mining, processing, selling or shipping of coal;

                           (f) To employ personnel necessary for the conduct of
the business of the Company;

                           (g) The investment of the income earned by the
Company prior to distribution to the Members;

                           (h) The borrowing of money, the leasing of assets
and/or the granting of liens and security interests in assets of the Company;
and

                           (i) All other activities necessary, appropriate,
incidental or desirable in connection with the foregoing, or otherwise contemplated in this Agreement.

The purposes of the Company shall not be extended, by implication or otherwise, beyond the purposes set forth in this Section 3.1 without the approval of all of the Members.

                  3.2 OTHER ACTIVITIES; NON-COMPETITION.

                           (a) Neither Franks nor its Affiliates (as hereinafter
defined) shall, directly or indirectly, engage in, or possess an interest in, any other business venture relating to the holding of coal reserves or the mining, processing, marketing or shipping of coal, of any nature and description whatsoever, independently or with others, within the Project Area; provided, however, that nothing herein shall prohibit Power, Inc. from engaging in the business in which it is currently engaged. The restrictions set out in this
Section 3.2(a) shall be in effect until the first to occur of (i) the Company being dissolved and liquidated or (ii) Black Beauty, or an Affiliate of Black Beauty, directly or indirectly, acquiring all of the ownership interests in franks.

                           (b) Except as provided in Section 3.2(c), Black
Beauty and all current and future Affiliates of Black Beauty may engage in, or possess an interest in, other business ventures of any nature and description whatsoever, independently or with others, whether or not competitive with those of the Company, and neither Franks nor any Affiliate of Franks, nor any member, officer, director or employee of Franks, shall have any rights by virtue of this Agreement in and to such independent ventures, or to the income or profits derived therefrom.

                           (c) In addition to the restrictions set forth in
Section 3.2(a), neither Member, nor any Affiliate of either Member, shall compete with the Company in the acquisition, development, mining, processing or shipping of coal within the Project Area. The limitation set forth in this
Section 3.2(c) is only intended to restrict activities wholly or partially located within the Project Area. It is the intention and agreement of the Members that if the Company does not elect to pursue a coal-related business opportunity located in the Project Area, neither Member, nor any of their Affiliates, shall pursue such coal related business opportunity within the Project Area. The restrictions set out in this Section 3.2(c) shall be in effect until the first to occur of (i) the Company being dissolved and liquidated or
(ii) Black Beauty, or an Affiliate of Black Beauty, directly or indirectly, acquiring all of the ownership interests in Franks. Neither Black Beauty, nor any current or future Affiliate of Black Beauty, shall be in violation of the restriction of this Section 3.2(c) or otherwise under this Agreement for coal related or other activities in the Project Area if the properties involved in such activity (i) are acquired by Black Beauty or any current or future Affiliate of Black Beauty incidental to a transaction involving primarily properties outside of the Project Area, or (ii) are owned or controlled by an entity which becomes an Affiliate of Black Beauty in a transaction not structured to avoid the restrictions of this Section 3.2(c); provided, however, that if Black Beauty or an Affiliate of Black Beauty acquires any coal properties in the Project Area under (i) or (ii) above, such acquiring entity shall offer to convey such properties to the Company at the actual cost of acquisition of such properties incurred by such entity, or for such other consideration to which the Company and such entity may agree. Black Beauty may not use its vote as a Member to prevent the Company from acquiring such properties at the actual cost of acquisition incurred by Black Beauty if Franks desires, in its discretion, to complete such acquisition. Further, the restrictions set out herein shall not prohibit, limit or restrict the marketing and sale of coal produced within the Project Area.

                           (d) Each Member shall be liable for the acts of any
of its Affiliates which are in violation of the terms of this Section 3.2, without regard to the legal relationship between such Member and such Affiliate.

                           (e) For purposes of this Agreement, the term
"Affiliate" shall mean any individual, corporation, partnership, limited liability company or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another individual, corporation, partnership, limited liability company or other entity. For this purpose, control shall mean 50% or more of the voting interests or equity interests of an entity. Notwithstanding the foregoing, the term Affiliate, in reference to Black Beauty, shall not include Peabody Holding Company, Inc. or any entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Peabody Holding Company, Inc.

                           (f) The panics stipulate that in the event that a
court determines, contrary to the agreement of the parties as set forth in this
Section 3.2, that any of the terms of their agreement not to compete with the other are unreasonable or contrary to public policy or invalid or enforceable for any reason of fact, law or equity, then such court shall limit the application of any such provision or term or modify any provision or term to that which it finds reasonable, valid or enforceable, and shall enforce such provisions as so limited or modified.

                  3.3 TERM. The duration of the Company is perpetual, or until liquidation in accordance with the terms of this Agreement or as required by the Act.

                  3.4 PROPERTY OF OWNERSHIP. All assets and property owned by the Company, whether real or personal, tangible or intangible, shall be held in the name of the Company unless otherwise determined by the Membership Committee.

         4. CAPITAL CONTRIBUTIONS.

                  4. 1 CLASS A CAPITAL ACCOUNTS.

                           (a) The Capital Account (as herein after defined)
balances of Black Beauty and Franks pre-existing as of the date hereof shall be designated as Class A Capital Account balances.

                           (b) On or before December 31, 2001 Black Beauty shall
contribute to the Company additional cash in the amount of $2,250,000 in respect of its Class A Capital Account and Franks shall contribute to the Company additional cash in the amount of $750,000 in respect of its Class A Capital Account.

                  4.2 CLASS B CAPITAL ACCOUNT. On or before December 31, 2001 Franks shall contribute cash in the amount of $3 million in respect of its Class B Capital Account.

                  4.3 NO LIABILITY OF MEMBERS. Except as otherwise specifically provided in the Act, or as may exist under separate existing written agreements as to a Member, no Member shall have any personal liability for the obligations of the Company. Further, no Member shall be obligated To contribute additional capital to the Company, unless all of the Members in their sole and absolute discretion, agree to contribute additional capital to the Company.

                  4.4 NO INTEREST ON CAPITAL CONTRIBUTIONS. No Member shall be entitled to interest on any capital contributions made to the Company.

                  4.5 NO WITHDRAWAL OF CAPITAL. No Member shall be entitled to withdraw any part of its capital contributions to the Company, or receive any distributions from the Company, except as provided in this Agreement. No Member shall be entitled to demand or receive any property from the Company other than cash, except as otherwise expressly provided for herein.

                  4.6 CAPITAL ACCOUNTS. There shall be established on the books of the Company a capital account ("Capital Account") for each Member. The Capital Account of Black Beauty shall be designated as a Class A Capital Account and the Capital Account of Franks shall be divided into two subaccounts, designated as a "Class A Capital Account" and a "Class B Capital Account," respectively. It is the intention of the Members that such Capital Account be maintained in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv), and this Agreement shall be so construed. Accordingly, such Capital Account shall initially be credited with the initial capital contribution of the Member with respect to that class of membership and thereafter shall be increased by (i) any cash or the fair market value of any property contributed by such Member (net of any liabilities assumed by the Company or to which the contributed property is subject) with respect to that class of membership and (ii) the amount of all net income (whether or not exempt from tax) and gain allocated to such Member hereunder with respect to that class of membership, and decreased by (i) the amount of all net losses allocated to such Member hereunder (including expenditures described in section 705(a)(2)(B) of the Internal Revenue Code of 1986, as amended ("Code") with respect to that class of membership, or treated as such an expenditure by reason of Treas. Reg,
Section 1.704-1(b)(2)(iv)(i)) and (ii) the amount of cash, and the fair market value of property (net of any liabilities assumed by such Member or to which the distributed property is subject), distributed to such Member pursuant to this Agreement with respect to that class of membership. If the Company has made an election under section 754 of the Code, Capital Accounts shall also be adjusted to the extent required by Treas. Reg. Section 1.704-l(b)(2)(iv)(m). If a Member transfers all or any part of such Member's interest (capital, profits and otherwise) in the Company ("Membership Interest") in accordance with the terms of this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent of the Membership Interest transferred.

         5. ACCOUNTING.

                  5.1 BOOKS AND RECORDS. The Membership Committee shall cause the Company to maintain full and accurate books and records at the Company's principal place of business, showing all receipts and expenditures, assets and liabilities, net income or loss, and all other records necessary for recording the Company' s business and affairs, including those required to be kept under the Act and those sufficient to record the allocations and distributions to the Members provided for in this Agreement. Such books and records shall be maintained in accordance with generally accepted accounting principles; provided, however, that adequate records concerning the maintenance of Capital Accounts in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv) shall be simultaneously maintained by the Company. Such books and records shall be open to the inspection and examination of each Member by its duly authorized representatives at all reasonable times, and may be copied by the Member.

                  5.2 FISCAL YEAR. The fiscal year of the Company shall end on December 31 of each year ("Fiscal Year").

                  5.3 REPORTS.

                           (a) Within 75 days after the close of each Fiscal
Year of the Company, the Company shall furnish to each Member a report of the business and operations of the Company during such Fiscal Year. Unless otherwise agreed to by the Membership Committee, such report shall contain financial statements prepared by the Company which are audited by certified public accountants employed by the Company with the consent of both Members.

                           (b) Within 25 business days after the close of each
calendar month, the Company shall furnish to each Member a report of the business and operations of the Company for such calendar month. Unless otherwise agreed to by the Membership Committee, such report shall. contain unaudited financial statements prepared by the Company, be in such form as the Membership Committee may require and shall include a balance sheet as of the end of such calendar month, a statement of the net income or net loss of the Company for such calendar month and such other information as in the judgment of the Membership Committee shall be reasonably necessary for the Members to be advised of the results of the Company's operations and its financial condition. The Company shall provide to the Members within 5 business days of the end of each calendar month a "flash" estimate of income and expense for the previous calendar month. Notwithstanding the time periods provided for in Section 5.3(a) and this Section 5.3(b), the Members hereby agree to cooperate to shorten such time periods to meet Black Beauty's reporting requirements.

                  5.4 BUDGET AND BUSINESS PLAN. Each Fiscal Year, the Membership Committee shall establish the date by which the Company shall submit to the Membership Committee an annual budget, delegation of authority and business plan for the next succeeding Fiscal Year of the

Company as well as a ten year business plan for the Company. The date for submission established by the Membership Committee shall accommodate the budgeting process of both Members; provided, however, that the Company shall have at least 60 days advance notice from the Membership Committee of the date for submission of the budget and business plans. All budgets and business plans required to be submitted by the Company to the Membership Committee pursuant to this Section 5.4 shall be approved, or modified and then approved, by the Membership Committee, and the Membership Committee shall thereafter conduct the business of the Company in accordance with the annual budget, business plan and delegation of authority approved by the Membership Committee, unless otherwise directed by the Membership Committee. Either Member may suggest for inclusion in the budget capital projects. All such capital projects must be specifically approved by the unanimous consent of the Membership Committee prior to the commencement of expenditures for such capital projects.

                  5.5 TAX RETURNS. The Membership Committee shall cause all required Federal, state and local income, franchise, property and other tax returns, including information returns, to be timely filed with the appropriate office of the relevant taxing jurisdiction or agency. In order to accommodate the following provision regarding review of drafts of the Federal and state income tax returns of the Company, the Company (if necessary) shall seek each year a three month extension of the date on which such returns must be filed. With respect to the Federal and state income tax returns of the Company, the Company shall submit to each Member drafts of the proposed returns as soon as possible, but in no event later than February 28 of each year, to permit review and approval of such returns by each Member prior to filing. All expenses incurred in connection with such tax returns and information returns, as well as for the reports referred to in Section 5.3, shall be expenses of the Company.

                  5.6 MEMBER'S REQUEST FOR ADDITIONAL INFORMATION. The Company shall also furnish to any Member such other reports of the Company's operations and conditions as may reasonably be requested by either of the Members.

                  5.7 TAX MATTERS PARTNER. Franks shall be the "Tax Matters Partner" (as that term is defined in the Code) for the Company. The Tax Matters Partner shall have the authority granted a tax matters partner under the Code, but the Tax Matters Partner shall not take any action binding upon another Member without first notifying, and receiving the concurrence of, such Member. All expenses of the Tax Matters Partner incurred in serving as Tax Matters Partner shall be Company expenses and shall be paid by the Company. The Company shall indemnify the Tax Matters Partner for, and hold the Tax Matters Partner harmless from, any and all judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) reasonably incurred by the Tax Matters Partner in any civil, criminal or investigative proceeding in which the Tax Matters Partner is involved or threatened to be involved by reason of being the Tax Matters Partner, provided that the Tax Matters Partner acted in good faith, within what the Tax Matters Partner reasonably believed to be within the scope of the Tax Matters Partner's authority and for a purpose which the Tax Matters Partner reasonably believed to be in the best interests of the Company or the Members. The Tax Matters Partner shall not be indemnified under this provision against any liability to the Company or its Members to which the Tax Matters Partners would otherwise be subject by reason of gross negligence or willful misconduct or for failure to obtain a Member's consent in accordance with the provisions of this Section 5.7. Nothing herein shall be deemed an election by the Company or the Members to be subject to the partnership level audit provisions of section 6221 et seq. of the Code.

                  5.8 REVALUATION OF COMPANY PROPERTY. If there shall occur (i) an acquisition of a Membership Interest for more than a de minimis capital contribution, or (ii) a distribution (other than a de minimis distribution) to a Member in consideration for a Membership Interest, the Member Committee may revalue the assets of the Company at their then fair market value and adjust the Capital Accounts of the Members in the same manner as provided in Section 9.3 in the case of a property distribution. If there is a reallocation pursuant to this
Section 5.8, then net income and net loss shall thereafter be adjusted for allocations of depreciation (cost recovery) and gain or loss in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(f) and (g), and the Members' distributive shares of depreciation (cost recovery) and gain or loss computed in accordance with the principles of section 704(c) of the Code and the regulations promulgated thereunder using the method selected by the Membership Committee.

         6. BANK ACCOUNTS AND EXCESS FUNDS.

                  6.1 BANK ACCOUNTS. All funds of the Company shall be deposited in its name into such checking or savings accounts, time certificates, short-term money market funds or other investment as shall be designated by the Membership Committee. Withdrawals therefrom shall be made upon such signature or signatures (or other authorization form) as determined by the Membership Committee. Company funds shall not be commingled with those of any other person or entity.

                  6.2 INVESTMENT OF EXCESS FUNDS. the company may invest excess funds not required in the Company's business, and not required to be distributed pursuant to the terms of this Agreement, in short-term United States Government obligations maturing within 1 year or in other securities selected by the Membership Committee.

         7. ALLOCATION OF NET INCOME AND LOSS.

                  7.1 Net Income and Net Loss.

                           (a) Except as otherwise provided herein, the net
income of the Company for each Fiscal Year shall be allocated to the Members as follows:

                                    (1) First, to the Class B Member an amount
of such net income equal

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

to the Net Cash Flow (as hereinafter defined) of the Company for such Fiscal Year distributed as Class B Priority Distributions (as hereinafter defined) with respect to such Fiscal Year.

                                    (2) Second, to the Class A Members in
proportion to their Class A Percentage Interests, subject to Section 7.1(a)(3) and Section 7.1(h). Black Beauty's Class A Percentage Interest is 75% and Franks Class A Percentage Interest is 25%.

                                    (3) With respect to the Fiscal Year ending
December 31, 2001, if Franks so elects by giving written notice to Black Beauty on or before April 15 following such Fiscal Year, all net income allocable to the Class A Members for such Fiscal Year shall be allocated 100% to Black Beauty.

                           (b) Notwithstanding anything herein to the contrary,
if a Member has a deficit balance in such Member's Capital Account (excluding from such Member's deficit Capital Account any amount which such Member is obligated to restore in accordance with Treas. Reg Section 1.704-1(b)(2)(ii)(c), as well as any amount such Member is treated as obligated to restore under Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4)(5)or(6), then such Member will be allocated items of income and gain in an amount and manner sufficient to eliminate the deficit balance in such Member's Capital Account as quickly as possible. If there is an allocation to a Member pursuant to this Section 7.1(b), then future allocations of net income pursuant to Section 7.1 (a) shall be adjusted so that those Members who were allocated less income, or a greater amount of loss, by reason of the allocation made pursuant to this Section 7 1 (b), shall be allocated additional net income in an equal amount. It is the intention of the parties that the provisions of this Section 7.1 (b) constitute a "qualified income offset" within the meaning of Treas. Reg. Section 1.704-1 (b)(2)(ii)(d), and such provisions shall be so construed.

                           (c) If there is a net decrease in the Company's
Minimum Gain (within the meaning of Treas. Reg. Section 1704-2(b)(2)) or Partner Nonrecourse Debt Minimum Gain (within the meaning of Treas. Reg Section 1.704-2(i)(3)) during any Fiscal Year, each Member shall be allocated, before any other allocations hereunder, items of income and gain for such Fiscal Year (and subsequent Fiscal Years, if necessary), in an amount equal to such Member's share (determined in accordance with Treas. Reg. Sections 1.704-2(g) and 1.704-2(i)(5), as applicable) of the net decrease in the Company's Minimum Gain or Partner Nonrecourse Debt Minimum Gain, as applicable, for such Fiscal Year; provided, however, that no such allocation shall be required if any of the exceptions set forth in Treas. Reg. Section 1.704-2(f) apply. It is the intention of the parties that this provision constitute a "minimum gain chargeback" within the meaning of Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4), and this provision shall be so construed.

                           (d) Notwithstanding anything herein to the contrary,
the Company's partner nonrecourse deductions (within the meaning of Treas. Reg.
Section 1.704-2(i)(2)) shall be allocated solely to the Member who has the economic risk of loss with respect to the partner nonrecourse liability related thereto in accordance with the provisions of Treas. Reg. Section 1.704-2(i)(1).

                           (e) Notwithstanding the provisions of Section 7.1(i),
no net losses shall be allocated to a Member if such allocation would result in such Member having a deficit balance in such Member's Capital Account (excluding from such Member's deficit Capital Account any amount such Member is obligated to restore in accordance with Treas. Reg. Section 1.704-1(b)(2)(ii)(c), as well as any amount such Member is treated as obligated to restore under Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5)). In such case, the net loss that would have been allocated to such Member shall be allocated to the other Members to whom such loss can be allocated without violation of the provisions of this
Section 7.1(e) in proportion to their respective Allocation Interests among themselves.

                           (f) Notwithstanding the provisions of Section 7.1(a),
to the extent losses are allocated to the Members by virtue of Section 7.1(e), the net income of the Company thereafter recognized shall be allocated to such Members (in proportion to the losses previously allocated to them pursuant to Section 7.1(e) until such time as the net income of the Company allocated to them pursuant to this Section 7.1(f) equals the net losses allocated to them pursuant to Section 7.1(e).

                           (g) For Federal state and local income tax purposes
only, with respect to any assets contributed by a Member to the Company ("Contributed Assets") which have an agreed fair market value on the date of their contribution which differs from the Member's adjusted basis therefor as of the date of contribution, the allocation of depreciation and gain or loss with respect to such Contributed Assets shall be determined in accordance with the provisions of Section 704(c) of the Code and the regulations promulgated thereunder using the traditional method within the meaning of Treas. Reg.
Section 1.704-3(b). For purposes of this Agreement, an asset shall be deemed a Contributed Asset if it has a basis determined, in whole or in part, by reference to the basis of a Contributed Asset (including an asset previously deemed to be a Contributed Asset pursuant to this sentence). Notwithstanding the foregoing, if the gain from the sale of any Contributed Asset is being reported on the installment method for income tax purposes, then the total amount of gain which is to be recognized by each of the Members in accordance with the above provision in all taxable years shall be computed and the amount of gain to be recognized by each of the Members in each year shall be in proportion to the total gain to be recognized by each of the Members in all taxable years.

                           (h) Notwithstanding anything herein to the contrary,
in the year in which the Company either (i) begins the sale of all, or substantially all, of its assets, or (ii) the Members agree to dissolve the Company, the net income of the Company to be allocated to the Class A Members shall be allocated as follows:

                                    (1) First, all of such net income to be
allocated to the Class A Members, and, if there is insufficient net income, then an amount of the gross income of the

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

Company, shall be allocated to Franks until Franks' Class A Capital Account equals 25% of the aggregate Class A Capital Accounts.

                                    (2) Second, the balance of the net income of
the Company to be allocated to the Class A Members shall be allocated to the Class A Members in accordance with their respective Class A Percentage Interests.

                           (i) Except as otherwise provided herein, the net loss
of the Company for each Fiscal Year shall be allocated to the Class A Members in accordance with their respective Class A Percentage Interests.

                  7.2 ALLOCATION FOR FINANCIAL REPORTING PURPOSES. Solely for financial reporting purposes, the net income and net loss of the Company to be allocated to the Class A Members shall be allocated 100% to Black Beauty.

                  7.3 ALLOCATION OF EXCESS NONRECOURSE LIABILITIES. For purposes of section 752 of the Code and the regulations thereunder, the excess nonrecourse liabilities of the Company (within the meaning of Treas. Reg.
Section 1.752-3(a)(3)), if any, shall be allocated to each Member in accordance with their respective Percentage Interests.

                  7.4 ALLOCATIONS IN EVENT OF TRANSFER. In the event of (i) the transfer of a Member's Membership Interest (in accordance with and subject to the provisions of this Agreement) in the Company, (ii) the admission of a new Member, or (iii) the making by the Members of disproportionate capital contributions, at any time other than the end of a Fiscal Year, the periods before and after such transfer, admission or disproportionate capital contributions shall be treated as separate fiscal years, and the Company's net income, net loss and credits for each of such deemed separate fiscal years shall be allocated in accordance with the Members' respective Percentage Interests for each of such deemed separate fiscal years.

         8. DISTRIBUTIVE SHARES.

                  8.1 DISTRIBUTIVE SHARES. For purposes of Subchapter K of the Code, the distributive shares of the Members of each item of Company taxable income, gains, losses, deductions or credits for any Fiscal Year shall be in the same proportions as their respective shares of the net income or loss of the Company allocated to them pursuant to Section 7.1. Notwithstanding the foregoing, to the extent not inconsistent with the allocation of gain provided for in Section 7.1, gain recognized by the Company which represents recapture of depreciation, cost recovery or depletion deductions for Federal income tax purposes shall be allocated in accordance with the provisions of Treas. Reg.
Section 1.1245-1 (e) (without regard to whether real property or personal property is involved).

                  8.2 ELECTIONS. Any and all elections required or permitted to be made by the Company

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under the Code, including the election provided for in section 754 of the Code, shall be made in accordance with the decisions of the Membership Committee.

                  8.3 PARTNERSHIP TREATMENT. It is intended that the Company shall be treated as a partnership for purposes of Federal, state and local income tax or other taxes, and the Members shall not take any position or make any election, in a tax return or otherwise, inconsistent with such treatment.

         9. DISTRIBUTIONS.

                  9.1 NET CASH FLOW. For purposes of this Agreement, the term "Net Cash Flow" for any period shall mean the excess, if any, of (a) the sum of
(i) the gross receipts (excluding loan proceeds) of the Company for such period plus (ii) any funds released by the Membership Committee from previously established reserves referred to in (b)(iii) below, over (b) the sum of (i) all cash operating expenses paid by the Company for such period, including, but not by way of limitation, salaries, taxes, interest, insurance premiums, royalties, rentals, utilities and fees, (ii) all amounts paid by the Company in such period on account of the principal of any debts or liabilities of the Company and (iii) reasonable reserves for working capital and future expenditures and to maintain Company finances in compliance with financing covenants, as shall be determined from time to time by the Membership Committee. Notwithstanding the foregoing, to the extent that any of the payments described in (b)(i) or (ii) above are paid from capital contributions, from loan proceeds or from previously established reserves, such payments shall not be taken into account in determining Net Cash Flow for such period.

                  9.2 DISTRIBUTION OF NET CASH FLOW. Subject to applicable bank financing covenants, the Net Cash Flow of the Company for each Fiscal Year (other than Net Cash Flow arising in connection with the liquidation of the Company, which Net Cash Flow shall be distributed as provided in Section 13.3) shall, unless otherwise agreed to by both Members, be distributed within 90 days following the close of each Fiscal Year, to the extent not previously distributed. Subject to applicable bank financing covenants, unless otherwise agreed to by the Members, the Net Cash Flow of the Company for each month shall be distributed within 30 days following the close of each month. All such distribution shall be made to the Members as follows:

                  (a) First, to the Class B Member to satisfy all accrued and undistributed Class B Priority Distribution Amounts (as defined below) (such distributions, "Class B Priority Distributions").

                  (b) Second, to the Class A Members proportionate to their Class A Percentage Interests, an amount equal to forty percent (40%) of the net income of the Company allocated to the Class A Members with respect to such Fiscal Year.

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

                  (c) Third, to the Class B Member until the Adjusted Class B Capital Account Balance (as defined below) is zero (such distributions, "Class B Residual Distributions").

                  (d) Fourth, to the Class A Members proportionate to their Class A Percentage Interests.

         As used herein, "Class B Priority Distribution Amounts" equals an amount accruing each day from December 31, 2001, equal to 8.25% divided by 365 multiplied by the Adjusted Class B Capital Account Balance as of such date. "Adjusted Class B Capital Account Balance" means $3 Million minus distributions pursuant to Section 9.2(c).

                  9.3 PROPERTY DISTRIBUTIONS. If any property of the Company, other than cash, is distributed by the Company to a Member (in connection with the liquidation of the Company or otherwise), then the fair market value of such property shall be used for purposes of determining the amount of such distribution. The difference, if any, of such fair market value over (or under) the value at which such property is carried on the books of the Company shall be credited or charged to the Capital Accounts of the Members in accordance with the ratio in which the Members share in the gain and loss of the Company pursuant to Section 7.1. The fair market value of the property distributed shall be agreed to by the Members; provided, however, that if the Members cannot so agree, the issue shall be submitted to arbitration as provided in Section 17. If any such property is distributed other than in exchange for a Membership Interest, such property shall be distributed in the same manner as if it were Net Cash Flow.

         10. COMPANY MANAGEMENT.

                  10.1 MEMBERSHIP COMMITTEE.

                           (a) Except as expressly provided otherwise herein,
management of the Company shall be vested in a committee ("Membership Committee"). The Membership Committee shall consist of Black Beauty and Franks. All powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members through the Membership Committee. The Members, acting through the Membership Committee, shall have authority over all of the Company's actions. Mo Member (nor any officer, director or employee of any Member), acting alone, shall be authorized to engage in any activity or take any action on behalf of the Company without the express written authorization of the Membership Committee.

                           (b) Each Member shall be entitled to one vote on
decisions or actions of the Membership Committee.

                           (c) Membership Committee actions shall require the
unanimous vote of the

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

Members. An action of the Membership Committee shall be by a resolution adopted at a Membership Committee meeting or, without a meeting, by a written consent signed by each of the Members.

                           (d) Meetings of the Membership Committee shall be
held at least quarterly unless the Membership Committee otherwise agrees. Meetings of the Membership Committee shall also be held upon call by any Member. Each Member must be present to constitute a quorum and convene a meeting of the Membership Committee. Each Member may invite to the meetings of the Membership Committee such attorneys and advisors as such Member deems appropriate. Meetings of the Membership Committee may, if both Members consent, be held by telephone conferences in which each Member can hear all other Members, or in such other manner as shall be agreed to by the Members.

                           (e) The Membership Committee is authorized to adopt
rules concerning the conduct of the affairs of the Membership Committee and the Company.

                  10.2 SERVICE AGREEMENTS. To the extent and for the period that it is not practicable or economic to include in the staff of the Company personnel capable of providing certain management and staff services required by the Company, the Company, through the Membership Committee, may enter into appropriate service agreements with Black Beauty and/or Franks, or any of their Affiliates for such services. The Membership Committee shall establish policies as to the use of such services.

                  10.3 RELATED PARTY TRANSACTIONS. The fact that one of the Members is directly or indirectly interested in, or connected with, any person, firm or corporation employed by the Company to render or perform a service, or to or from whom The Company may purchase, sell or lease property, shall not prohibit the Company from employing such person, firm or corporation, or from otherwise dealing with him or it, provided (i) it is on terms no less advantageous to the Company than are available from an unrelated third party and
(ii) the Company has received approval of each such transaction in advance from the Membership Committee if the proposed transaction is material and is other than in the ordinary course of business.

                  10.4 ACTS BY MEMBERS. Except for rights vested in the Members under this Agreement, neither Member shall take, or commit the Company to take, any action, either in its own name in respect of the Company or in the name of the Company, unless the Membership Committee has approved the same. Neither Member may initiate or conduct any negotiations to sell all of the Membership Interests or to sell all, or substantially all, of the assets of the Company, without, in each case, the prior written consent of the other Member.

         11. OFFICERS.

                  11.1 REQUIRED OFFICERS. The Company shall have the officers appointed by the

Membership Committee in accordance with this Agreement. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the Membership Committee. The same individual may simultaneously hold more than one office in the Company. Section 11.10 delegates to the Secretary, if such office be created and filled, the required responsibility of preparing minutes of the Management Committee's and Members' meetings and for authenticating records of the Company. If such office shall not be created and filled, then the Membership Committee shall delegate to one of the officers of the Company such responsibility.

                  11.2 DUTIES OF OFFICERS. Each officer of the Company shall have the authority and shall perform the duties set forth in this Agreement for such office or, to the extent consistent with this Agreement, the duties prescribed by the Membership Committee or by direction of an officer authorized by the Membership Committee 10 prescribe the duties of other officers.

                  11.3 APPOINTMENT AND TERM OF OFFICE. The officers of the Company shall be appointed by the Membership Committee from time to time.

                  11.4 RESIGNATION AND REMOVAL OF OFFICERS. An officer may resign at any time by delivering notice to the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Company accepts the future effective date, the Membership Committee may fill the pending vacancy before the effective date if the Membership Committee provides that the successor shall not take office until the effective date. The Membership Committee may remove any officer at any time with or without cause.

                  11.5 CONTRACT RIGHTS OF OFFICERS. Appointment of an officer or agent shall not of itself create contract rights. An officer's removal shall not affect the officer's contract rights, if any, with the Company. An officer's resignation shall not affect the Company's contract rights, if any, with the officer.

                  11.6 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer, if that office be created and filled, shall be the chief executive officer of the Company and, in general, shall have such authority as a chief executive officer of an Indiana corporation would have, and such other duties as may be prescribed by the Membership Committee from time to time The Chief Executive Officer shall preside at all meetings of the Members.

                  11.7 PRESIDENT. The President, if that office be created and filled, shall be the chief executive officer of the Company, unless a chief executive officer has been appointed in accordance with Section 11.6. The President may sign any deeds, mortgages, bonds, contracts or other instruments which the Membership Committee has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Membership Committee or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. The President shall, in general, perform all duties incident to the office of President of an Indiana corporation and such other duties as may be prescribed by the Membership Committee or the Chief Executive Officer from time to time. Unless otherwise ordered by the Membership Committee, the President shall have full power and authority on behalf of the Company to attend, act and vote in person or by proxy at any meetings of shareholders of any corporation in which the Company may hold stock, and at any such meeting shall hold and may exercise all rights incident to the ownership of such stock which the Company, as owner, would have had and could have exercised if present. The Membership Committee may confer like powers on any other person or persons.

                  11.8 VICE-PRESIDENT. In the absence of the President, or in the event of the President's death, inability or refusal to act, the Vice-President (or, in the event there be more than one Vice-President, the Vice-Presidents in order designated at the time of their appointment, or in the absence of any designation, then in the order of their appointment), if that office be created and filled, shall perform the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. A Vice-President shall perform such duties as from time to time may be assigned to such person by the Chief Executive Officer, the President or by the Membership Committee.

                  11.9 TREASURER. The Treasurer, if that office be created and filled, shall have charge and custody of, and be responsible for, all funds and securities of the Company, receive and give receipts for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies and other depositories as shall be selected in accordance with the provisions of Section 6.1, and in general, perform all the duties incident to the office of Treasurer of an Indiana corporation and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President or the Membership Committee. If required by the Membership Committee, the Treasurer shall give a bond for the faithful discharge of such officer's duties in such sum and with such surety or sureties as the Membership Committee shall determine.

                  11.10 SECRETARY. The Secretary, if that office be created and filled, shall keep the minutes of the Members' meetings and of the Membership Committee's meetings in one or more books provided for that purpose, see that all notices are duly given, be custodian of the Company records, be responsible for authenticating records of the Company, keep a register of the mailing address of each Member, which shall be furnished to the Secretary by each Member, have general charge of the transfer books of the Company, and, in general, perform all duties incident to the office of Secretary of an Indiana corporation and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President or the Membership Committee.

                  11.11 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES.

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

                           (a) ASSISTANT TREASURER. The Assistant Treasurer, if
that office be created and filled, shall, if required by the Membership Committee, give bond for the faithful discharge of such officer's duty in such sum and with such surety as the Membership Committee shall determine.

                           (b) ADDITIONAL DUTIES. The Assistant Treasurers and
Assistant Secretaries, in general, shall perform such additional duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the Chief Executive Officer, the President or the Membership Committee.

                  11.12 Compensation. The compensation of the officers of the Company shall be fixed from time to time by the Membership Committee.

         12. STANDARD OF CARE OF OFFICERS; INDEMNIFICATION.

                  12.1 STANDARD OF CARE. The officers of the Company shall not be liable, responsible or accountable in damages to any Member or the Company for any act or omission on behalf of the Company performed or omitted by them in good faith and in a manner reasonably believed by them to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

                  12.2 INDEMNIFICATION.

                           (a) To the fullest extent permitted by the Act, the
Company shall indemnify each officer of the Company against reasonable expenses (including reasonable attorneys' fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively "Liability"), incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which such person is, or is threatened to be made, a party because such person is or was an officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, member, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, provided that (i) the officer acted in good faith and in a manner reasonably believed by the officer to be in the best interests of the Company or, in the case of an employee benefit plan, the interests of the participants and beneficiaries, (ii) in the case of a criminal proceeding, the officer had no reasonable cause to believe the conduct unlawful, (iii) in connection with a proceeding brought by or in the right of the Company, the officer was not adjudged liable to the Company, and (iv) the officer was not adjudged liable in a proceeding charging improper personal benefit. An officer shall be considered to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on or otherwise involve services by such person to the plan or to participants in or beneficiaries of the plan.

                           (b) To the fullest extent authorized or permitted by
the Act, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys' fees) incurred by an officer who is a party to a proceeding in advance of final disposition of such proceeding if:

                                    (1) The officer furnishes the Company a
written affirmation of their good faith belief that they have met the standard of conduct described in Section 12.1;

                                    (2) The officer furnishes the Company a
written undertaking, executed personally or on the officer's behalf, to repay the advance if it is ultimately determined that the officer did not meet the standard of conduct. Such undertaking shall be an unlimited general obligation of the officer, but shall not be required to be secured and may be accepted without reference to financial ability to make repayment.

                                    (3) A determination is made that the facts
then known to those making the determination would not preclude indemnification under the provisions of this Section 12.2.

                           (c) The indemnification against Liability and
advancement of expenses provided by, or granted pursuant to, this Section 12.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any agreement, action of Members or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Company, shall continue as to a person who has ceased to be an officer of the Company, and shall inure to the benefit of the heirs, executors and administrators of such a person.

                           (d) Any repeal or modification of this Section 12.2
by the Members shall not adversely affect any right or protection of an officer of the Company under this Section 12.2 with respect to any act or omission occurring prior to the time of such repeal or modification.

         13. DISSOLUTION AND TERMINATION OF CLASS B MEMBERSHIP.

                  13.1 DISSOLUTION. The Company shall dissolve upon, but not before, the first to occur of the following:

                           (a) The unanimous consent of the Members to dissolve
the Company; or

                           (b) The dissolution of the Company under the Act by
virtue of an event which cannot be waived by the parties.

The Company may only be dissolved in accordance with the foregoing and the Members waive dissolution of the Company on account of any event described in the Act which may be superseded

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

by the terms of this Agreement. Dissolution of the Company shall be effective upon the date on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company have been distributed as provided in Section 13.3. Prior to the liquidation and termination of the Company, the business of the Company, and the obligations of the Members relative to the Company, shall continue to be governed by this Agreement.

                  13.2 LIQUIDATION AND WINDING UP UPON DISSOLUTION. If the Company is dissolved, the Company shall be wound up and liquidated in accordance with the requirements of law and the following provisions:

                           (a) The right to wind up the Company's affairs and to
supervise its liquidation shall be exercised jointly by all Members ("Liquidators").

                           (b) Upon dissolution, the Liquidators shall insure
that an account is taken as soon as practicable of all property, assets and liabilities of the Company.

                           (c) Each Member shall pay to the Company all amounts
owed by it to the Company.

                           (d) The assets and property of the Company or the
proceeds of any sale thereof, together with payments received pursuant to
Section 13.2(c), shall be applied by the Liquidators in accordance with Section 13.3.

                  13.3 DISTRIBUTIONS UPON LIQUIDATION. Upon the dissolution of the Company, the assets of the Company to be sold shall be liquidated in an orderly fashion and the proceeds thereof, and the property to be distributed in kind, shall be distributed, on or before the later to occur of (i) the close of the Company's taxable year, or (ii) 90 days following the date of such dissolution, as follows:

                           (a) First, to the payment and discharge of all of the
Company's debts and liabilities, to the necessary expenses of liquidation, to the establishment of a cash reserve for the completion of the reclamation obligations of the Company and to the establishment of a cash reserve which the Liquidators determine to create for unmatured and/or contingent liabilities and obligations of the Company.

                           (b) Second, to the Members in accordance with their
respective Capital Accounts; provided, however, that if the Liquidators establish any reserves in accordance with the provisions of Section 13.3(a), then the distributions pursuant to this Section 13.3(b) (including distributions of such reserve) shall be pro rata in accordance with the balances of die Members' Capital Accounts.

                  13.4 NO NEGATIVE CAPITAL ACCOUNT MAKE-UP REQUIRED. No Member shall be required to contribute any property to the Company or any third party by reason of having a negative Capital Account.

                  13.5 TERMINATION OF CLASS B MEMBERSHIP. When the Adjusted Class B Capital Account Balance of the Class B Member is reduced to zero by virtue of the payment of $3 Million of Class B Residual Distributions, and all Class B Priority Distribution Amounts have been distributed in full, such class of membership and all rights related thereto shall terminate.

         14. ASSIGNMENT.

                  14.1 ASSIGNMENT OF MEMBER'S INTEREST. Except in respect of that certain option held by Peabody Holding Company, Inc. to acquire the Membership Interests of Franks in the Company, no Member may sell, assign, pledge, grant a security interest in, encumber or otherwise dispose of all or any part of its Membership Interest in the Company nor withdraw from the Company. Any purported withdrawal, sale, assignment, transfer, pledge, grant, encumbrance or disposition which is not in compliance with this Section 14 shall be null and void ab initio and of no force and effect.

                  14.2 [RESERVED]

                  14.3 [RESERVED]

                  14.4 SUBSTITUTE MEMBERS. No assignee of a Member's Membership Interest shall have the right to become a substitute Member unless all of the following conditions are satisfied:

                           (a) the fully executed and acknowledged written
instrument of assignment has been filed with the Company setting forth the intention of the assignor that the assignee become a substitute Member in place of the assignor with respect to the Membership Interest assigned;

                           (b) the assignor and assignee execute and acknowledge
such other instruments as the Members deem necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee of the provisions of this Agreement; and

                           (c) all of the Members have consented to the
assignment and substitution, which shall be in their sole and absolute discretion.

                  14.5 Additional Members. Additional Members may be admitted to the Company only at such times and on such terms as specified by the existing Members and only upon the unanimous written consent of all existing Members.

                  14.6 THOMAS W. FRANKS SECRECY AND NONCOMPETITION.

                           (a) For a period concluding three years after Franks
no longer owns an interest in the Company ("Restricted Period"), Thomas W. Franks ("Franks Controlling Member") shall not, directly or indirectly, engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with, as an officer, employee, member, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation, limited liability company or other business organization or entity engaged in: (i) the mining of coal, whether underground or surface, within the Illinois counties of Gallatin, Saline, Hardin or Williamson, or the Kentucky counties of Union or Webster; or (ii) the marketing of coal mined or the acquisition, leasing or ownership (whether by lease or in fee) of any coal reserves, mineral rights or surface rights, within the areas of the Illinois counties of Gallatin, Saline, Hardin or Williamson, or the Kentucky counties of Union or Webster.

                           (b) The Franks Controlling Member acknowledges that a
breach of any of the covenants or obligations contained in this Section 14.6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, and that injury and damages to the Company, its affiliates or subsidiaries, resulting from a breach will be immeasurable. Without limiting the rights or remedies, both legal and equitable, available to the Company in the event of an actual or threatened breach, the Company shall be entitled to seek and obtain a temporary restraining order and/or a preliminary or permanent injunction against the Franks Controlling Member, which shall prevent the Franks Controlling Member from engaging in any activities prohibited by this Section 14.6, or to seek and obtain such other relief against the Franks Controlling Member as may be required to specifically enforce any of the covenants or obligations contained in this Section 14.6. The Franks Controlling Member hereby agrees and consents that injunctive relief may be sought ex parte in any state or federal court of record in the State of Indiana, in the state and county in which the violation occurs, or in any other court of competent jurisdiction, at the election of the Company.

         15. RELATIONSHIP WITH COMPANY.

                  15.1 PROMOTION OF COMPANY. Each Member shall use reasonable efforts to promote the activities of the Company and to ensure its success.

                  15.2 INFORMATION. Subject to any applicable restriction of law, both Members shall be fully and currently informed of the activities of the Company. To the extent that there are any applicable laws or regulations which would have the effect of limiting the right of a Member to be so informed, the other Member shall use all reasonable efforts to obtain waivers thereof in favor of the Company and the Member so limited and, failing the obtaining of such waivers, the Members shall make such arrangements as shall be practicable to preserve to the Company the benefits of the contracts or projects to which such secrecy agreements or laws or regulations relate.

                  15.3 CONFIDENTIALITY.

                           (a) Each Member agrees not to divulge, communicate,
use to the detriment of the Company or for the benefit of any other person, or misuse in any way, any confidential information or trade secrets of the Company, including personnel information, secret processes, know-how, customer lists, formulas or other technical data, except as may be required by law; provided, however, that this prohibition shall not apply to (i) any information which, through no improper action of such Member, is publicly available or generally known in the industry, (ii) any information which is disclosed upon the consent of the Membership Committee or (iii) any information which the Member is required to disclose in a judicial proceeding. Each Member acknowledges and agrees that any information or data such Member has acquired on any of these matters or items were received in confidence and as a fiduciary of the Company. Nothing herein shall restrict the ability of a Member to disclose information to an Affiliate or Peabody Holding Company, Inc., so long as they do not use that information to the detriment of the Company.

                           (b) It is agreed among the parties that the Company
would be irreparably damaged by reason of any violation of the provisions of
Section 15.3(a), and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against any Member for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the Company's exclusive remedy for any breach of the provisions of Section 15.3(a) and the Company shall be entitled to seek any other relief or remedy that the Company may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys' fees and expenses in any successful action or suit against any Member relating to any such breach.

         16. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without regard to its conflict of laws rules.

         17. ARBITRATION. Any claim or dispute between the Members which arises out of or relates to this Agreement shall be arbitrable; provided, however, that no business decision of the Membership Committee shall be arbitrable. All such arbitrable matters shall arbitrated in accordance with the rules of the American Arbitration Association. The arbitration shall be held in Evansville, Indiana before a panel of three arbitrators, each of whom shall be chosen from a panel selected by the American Arbitration Association. Each of the parties to the dispute shall select one arbitrator from the panel and the two arbitrators so selected shall select the third arbitrator. The decision of the arbitrators shall be final and binding upon the Members and the Company and judgment thereon may be entered in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the Members. The pendency of any arbitration proceeding shall stay any right of a

Member to take any action in regard to the other Member which is based upon a claim involved in the matter being arbitrated, but such stay shall not affect the obligations of the parties hereunder to continue with performance of this Agreement except to the extent of the matter being arbitrated.

         18. NOTICES.

                  18.1 Addresses. All notices, consents, elections, requests, reports, demands and other communications hereunder shall be in writing and shall be personally delivered against a written receipt, mailed by registered or certified, first-class mail, postage prepaid, sent by confirmed facsimile transmission (fax) or by a reputable overnight courier service such as Federal Express addressed as follows:

         If to Black Beauty:                         Black Beauty Coal Company
                                                     414 South Fares Ave.
                                                     Evansville, Indiana 47714
                                                     Attention: President
                                                     Fax: 812/428-0712

         If to Franks:                               Franks Energy, L.L.C.
                                                     29 W. Raymond Street
                                                     P.O. Box 444
                                                     Harrisburg, Illinois 62946
                                                     Attention: Thomas W. Franks
                                                     Fax: 618/253-4300

or to such other address or to such other person as a Member shall have last designated by notice to the other Member.

                  18.2. EFFECTIVE DATE. All notices, consents, elections, demands and requests shall be effective upon being properly personally delivered, upon being delivered to a reputable messenger service, upon transmission of a confirmed fax, or upon being deposited in the United States mail in the manner provided in Section 18.1. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of personal delivery, the date of delivery by a reputable messenger service, the date on the confirmation of a fax, or the date on the return receipt, as applicable. If a Member refuses to accept delivery of any notice sent in accordance with Section 18.1, such Member shall nevertheless be deemed to have received such notice for purposes of this Section 18.2 on the date such refusal first occurred.

         19. MISCELLANEOUS.

                  19.1 BINDING ON SUCCESSORS. Except as otherwise provided in this Agreement, this

Agreement shall be binding upon, and inure to the benefit of, the Members and their successors and assigns.

                  19.2 AMENDMENTS. This Agreement shall not be amended or modified except with the unanimous consent of the Members as evidenced by a written instrument executed by all Members.

                  19.3 WAIVER AND CONSENT. No consent or waiver, express or implied, by a Member to or of any breach or default by the other Member in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation of such Member hereunder.

                  19.4 WAIVER AND DISSOLUTION UNDER THE ACT. Any dissolution of the Company shall occur only as provided herein, and each Member hereby waives and renounces its rights, if any, under the Act to seek a court decree of dissolution, to seek the appointment of a liquidator of the Company and to seek a partition of any Company property.

                  19.5 RELATIONSHIP OF THE MEMBERS. The relationship between the Members shall be limited to the performance of the transactions contemplated by this Agreement and by the Formation Agreement (including the Closing Documents referred to therein), and in accordance with their terms. Nothing herein shall be construed to authorize a Member to act as general agent for the other Member.

                  19.6 FURTHER ASSURANCES. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

                  19.7 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provisions to other persons or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  19.8 AGREEMENT IN COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient. Each counterpart when so executed shall be deemed an original, but all counterparts shall constitute one and the same instrument.

                  19.9 ENTIRE AGREEMENT. This Agreement, the Formation Agreement and the Closing Documents referred to in the Formation Agreement, contain the entire agreement between the parties hereto relative to the Company. Exhibits are incorporated into this Agreement by reference.

                  19.10 NO THIRD PARTY BENEFICIARY. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective permitted successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

                  19.11 CAPTIONS; SECTION REFERENCES. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                                    BLACK BEAUTY COAL COMPANY

                                    By: /s/ Daniel S. Hermann
                                        ---------------------------------------
                                    Title: President
                                                    ("Black Beauty")

                                    FRANK ENERGY, L.L.C.

                                    By: /s/ Thomas W. Franks
                                        ---------------------------------------
                                    Title: President
                                                     ("Franks")

         Thomas W. Franks, individually, joins in the execution of this Agreement to evidence his agreement to be bound by the provisions of Section 14.6.

                                    /s/ Thomas W. Franks
                                    -------------------------------------------
                                    THOMAS W. FRANKS